UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report – December 1, 2011
(Date of earliest event reported)

QEP RESOURCES, INC.
(Exact name of registrant as specified in its charter)

STATE OF DELAWARE	001-34778	87-0287750
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1050 17th Street, Suite 500, Denver, Colorado 80265
(Address of principal executive offices)

Registrant's telephone number, including area code (303) 672-6900

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

QEP amended its Deferred Compensation Wrap Plan (Wrap Plan) which provides its executive officers and outside directors with the opportunity to defer the receipt of compensation. The material terms of the amended Plan are summarized below.

The Wrap Plan is a nonqualified plan that allows the named executive officers, along with certain other key employees, to defer the receipt of compensation. The Wrap Plan includes both a Deferred Compensation Program and a 401(k) Supplemental Program. The Deferred Compensation Program of the Wrap Plan allows officers and certain key employees to defer a portion of their base salaries and actual cash bonuses until termination, an in-service date selected in advance, death or disability. Deferred amounts may be treated as if invested in phantom shares of QEP stock, or as if invested in a variety of other investment options. A specified percentage of amounts deferred receive a matching contribution. The 401(k) Supplemental Program of the Wrap Plan allows officers and certain key employees whose compensation has reached the IRS-imposed limit to continue to defer a percentage of their salaries in excess of this limit and to receive a QEP match on this deferred amount as if that amount had been invested in the 401(k) Plan, but for the compensation limit. Non-employee directors may defer receipt of their fees and have them treated as if invested in QEP stock or various investment options. Non-employee directors may also defer their restricted stock grants in the form of "phantom shares" of QEP stock.

Payments of phantom share balances are made in cash upon specified distribution events subject to compliance with Section 409A of the Internal Revenue Code. Deferred fees and/or phantom shares may constitute or provide for a deferral of compensation subject to Section 409A of the Code, and there may be certain tax consequences if the requirements of Section 409A of the Code are not met.

This description of the QEP Deferred Compensation Plan is qualified in its entirety by the terms of the plan, a copy of which is attached as Exhibit 10.1 and is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QEP RESOURCES, INC.
(Registrant)

December 7, 2011

/s/ Richard J. Doleshek

Richard J. Doleshek
Executive Vice President and
Chief Financial Officer

List of Exhibits:

Exhibit No.	Exhibit

10.1	Deferred Compensation Wrap Plan